Contact: Scott F. Stephens

847-827-9666, ext. 2269

Lawson Products, Inc. Announces First Quarter 2007 Results

DES PLAINES, IL, May 1, 2007 – Lawson Products, Inc. (NASDAQ: LAWS, the “Company”), a distributor of services, systems and products to the MRO and OEM marketplaces, today announced financial results for its first quarter ended March 31, 2007. For the first quarter 2007, net sales were $131.1 million, a slight decrease from $131.9 million in 2006, and net income decreased 8% to $4.6 million from $5.0 million in the first quarter of 2006. Diluted earnings per share were $.54 for the quarter, a $.01 or 1.8 percent decrease from the prior year period.

Operating income was $8.0 million in the first quarter of 2007, compared to $8.3 million in the prior year. First quarter 2007 results include costs of $1.4 million associated with the January 2007 retirement of the Company’s former President. The first quarter of 2007 had one less sales day than the prior year quarter, which in conjunction with slightly weaker sales in the Company’s MRO business contributed to overall lower sales in the first quarter. Gross profit margins for the first quarter 2007 of 58.0 percent were slightly lower than the 58.2 percent gross profit margins in the first quarter of 2006, declining slightly primarily due to the mix of sales between the Company’s MRO and OEM segments. Selling, general and administrative expenses were 50.8 percent of net sales for the first quarter 2007, a decrease from 51.9 percent of net sales in the prior year quarter, primarily as a result of lower compensation costs related to the Company’s long-term performance based incentive plans.

The effective tax rate was 42.9 percent in the first quarter of 2007, compared 40.0% in the 2006 period. The increase in the 2007 rate compared to the prior year is primarily due to tax-exempt income from insurance proceeds that was higher in 2006, as well as higher state taxes in 2007. The Company’s state income tax rate fluctuates based on the various jurisdictions in which the Company operates and the levels of profits in those jurisdictions. Share repurchases impacted earnings comparisons for the first quarter, resulting in 5 percent fewer shares of stock outstanding in the first quarter 2007 as compared to the prior year quarter.

On April 13, 2007, the Company announced that its Board of Directors named Dr. Ronald B. Port as its Non-Executive Chairman, to replace Robert J. Washlow, the Company’s former Chairman and Chief Executive Officer. Thomas Neri, President and Chief Operating Officer, was elected to serve as Chief Executive Officer.

About Lawson Products, Inc.

Lawson Products, Inc. is a leader in selling and distributing services, systems and products to the industrial, commercial and institutional maintenance, repair and operations (MRO) market. The Company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace (OEM) including the automotive, appliance, aerospace, construction and transportation industries.

This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues”, “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the impact of governmental investigations, such as the ongoing investigation by U.S. Attorney’s office for the Northern District of Illinois; excess and obsolete inventory; disruptions of the Company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company’s “Risk Factors” set forth in its Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)
	For the
	Three Months Ended
	March 31,
	_________________________________________
(Amounts in thousands, except per share data)	2007	2006
	_______________	____________________

Net sales	$131,126	$131,875
Cost of goods sold	55,042	55,078

Gross profit	76,084	76,797

Operating expenses:
Selling, general and administrative expenses	66,645	68,493
Other charges	1,442	---

Operating income	7,997	8,304

Investment and other income	94	559
Interest expense	(81)	---

Income from continuing operations before income taxes And cumulative effect of accounting change	8,010	8,863

Provision for income taxes	3,440	3,546

Income from continuing operations before cumulative effect of accounting change	4,570	5,317

Income from discontinued operations, net of income taxes	---	32

Income before cumulative effect of accounting change	4,570	5,349

Cumulative effect of accounting change, net of income taxes	---	(361)

Net income	$4,570	$4,988

Basic income (loss) per share of common stock:
Continuing operations before cumulative effect of accounting change	$0.54	$0.59
Discontinued operations	---	0.00
Cumulative effect of accounting change	---	(0.04)
	$0.54	$0.56

Diluted income (loss) per share of common stock:
Continuing operations before cumulative effect of accounting change	$0.54	$0.59
Discontinued operations	---	0.00
Cumulative effect of accounting change	---	(0.04)
	$0.54	$0.55

Cash dividends declared per share of common stock	$0.20	$0.20

Weighted average shares outstanding:
Basic	8,521	8,974

Diluted	8,524	8,988

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Amounts in thousands)	2007	2006
	(UNAUDITED)

ASSETS
Current Assets:
Cash and cash equivalents	$716	$4,179
Accounts receivable, less allowance for doubtful accounts	63,237	60,614
Inventories	90,423	90,752
Other current assets	9,384	9,022
Discontinued current assets	633	630

Total Current Assets	164,393	165,197

Property, plant and equipment, less
allowances for depreciation and amortization	44,335	42,664
Deferred income taxes	20,649	20,341
Goodwill, less accumulated amortization	27,999	27,999
Other assets	23,297	22,679
Discontinued non-current assets	3	3

Total Assets	$280,676	$278,883

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$11,660	$14,350
Revolving line of credit	11,000	---
Accrued expenses and other liabilities	36,567	47,440
Income taxes	2,932	772
Discontinued current liabilities	869	865

Total Current Liabilities	63,028	63,427

Accrued liability under security bonus plans	25,890	25,522
Other	19,730	19,617

	45,620	45,139

Total Stockholders' Equity	172,028	170,317

Total Liabilities and Stockholders' Equity	$280,676	$278,883